SERVICE AGREEMENT

This Service Agreement (“Agreement”) is entered into by and between The Board of Governors of The Colorado State University System, acting by and through Colorado State University, an institution of higher education of the State of Colorado, located at Fort Collins, Colorado, 80523-2002 (“University”), and the Sponsor, BriaCell Therapeutics Incorporated (“Sponsor”), collectively referred to as “Parties” and is effective 2017 September 1.

PARTIES:

UNIVERSITY:	SPONSOR:

The Board of Governors of the Colorado State
University System, acting by and through Colorado
State University, an institution of higher education
of the State of Colorado, located at Fort Collins,
Colorado, 80523-2002

Sponsored Programs

601 Howes Street Room 408
Fort Collins, CO 80525-2002

BriaCell Therapeutics Inc State of Business Registration: CA 820 Heinz Avenue Berkeley, CA 94710

RECITALS:

1. University is a comprehensive, land-grant University with experience and resources in a field of mutual interest between University and Sponsor.

2. Sponsor desires services to be performed in accordance with the Scope of Work (the “Project”) and terms outlined in this Agreement and to retain and obtain all rights in, to and arising from the Project, including all intellectual property rights.

3. Performance of such services is consistent and compatible with and beneficial to the academic role and mission of the University as an institution of higher education.

AGREEMENT:

1. Independent Contractors. It is understood and agreed by the Parties that the University is an independent contractor with respect to the Sponsor and that this Agreement is not intended and shall not be construed to create an employer/employee relationship or a joint venture relationship between the University and the Sponsor. The University shall be free from the direction and control of the Sponsor in the performance of the University’s obligations under this Agreement, except that the Sponsor may indicate specifications, standards requirements and deliverables for satisfaction of the University’s obligations under this Agreement.

2. Term. This Agreement shall begin on 2017 September 1 and shall terminate on 2019 August 31 unless sooner terminated as provided herein or extended by written agreement of the parties.

3. Scope of Work. The University agrees to perform the services activities described in the Project and made a part hereof as Exhibit A, under the direction and supervision of the University Principal Investigator and in accordance with any milestones or periodic deliverables specified in Exhibit A. The Principle Investigator is Robert M. Williams of the Department of Chemistry who will be responsible for the technical direction of the Project.

4. Payment. The Sponsor agrees to pay the University for the Project performed under this Agreement in a fixed price amount of 191,719 Dollars, ($191,719) payable fifty percent (50%) 95,859.50 Dollars ($95,859.50) upon execution; forty percent (40%) 76,687.60 Dollars ($76,687.60) at mid-project (6 months from initiation); and ten percent (10%) 19,171.90 dollars ($19,171.90) upon University’s submission of all deliverables.

If the Sponsor uses a purchase order or some other source document as a Sponsor method for paying invoices from the University and the purchase order or source document contains terms and conditions, those terms and conditions will be null and void and not applicable to this Agreement. The purchase order or source document is solely an internal Sponsor payment document.

5. Reporting Requirements. The University will provide reports on the progress of the services as required in the Scope of Work, Exhibit A.

6. Confidentiality.

(a) For purposes of this Agreement, the term “Confidential Information” shall mean all information regarding a party’s business, documents, data, information, technology, products and methodologies that is the subject of reasonable efforts by such party or such affiliate, as the case may be, to maintain its confidentiality, that is disclosed by a party or its affiliate (“Disclosing Party”) to, or otherwise acquired or observed by, the other party (“Receiving Party”), whether disclosed in writing, orally, electronically, photographically, or in recorded or any other form, and whether or not marked, designated or otherwise identified as confidential; provided, however, the term “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than through a breach of this Agreement by the Receiving Party, (ii) was already lawfully in the Receiving Party’s possession or was lawfully available to the Receiving Party on a non-confidential basis prior to disclosure, as shown by the Receiving Party’s written records, (iii) becomes available to the Receiving Party on a non-confidential basis from a third party that is not bound by confidentiality obligations and is not otherwise prohibited from transferring the information to the Receiving Party by a contractual, legal or fiduciary obligation, or (iv) is independently developed by the Receiving Party without using Confidential Information, as shown in the Receiving Party’s written records. Recipient shall receive and use the Confidential Information for the sole purpose of performing this Agreement, and for no other purpose (except as may be specifically authorized by the Disclosing Party, in writing). Recipient agrees not to use the Confidential Information except for services conducted under this Agreement and agrees not to disclose the Confidential Information to any third party or parties for a period of ten (10) years after the end of this Agreement without the prior written consent of the Disclosing Party

(b) Recipient shall use best efforts to preserve the confidentiality of the Confidential Information (using the same or similar protections as it would as if the Confidential Information were Recipient’s own, and in any event, not less than reasonable care). Recipient shall obligate its affiliates, subcontractors and any employee, independent contractor, professor, student, researcher or other personnel with access to any portion of the Confidential Information to protect the proprietary nature of the Confidential Information at least to the extent set forth in this Section 6.

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(c) In the event that Recipient is required by law to disclose Confidential Information, it will promptly notify the Disclosing Party, and the Disclosing Party may, at its sole discretion and expense, initiate legal action to prevent, limit or condition such disclosure.

(d) Notwithstanding any other provision of this Agreement, a party may retain one copy of the other party’s Confidential Information in its confidential files, for the sole purpose of establishing compliance with the terms hereof.

7. Publication. The University, as a state institution of higher education, engages only in activities that are compatible and consistent with and beneficial to its academic role and mission. Therefore, results of such activities must be reasonably available for publication and the parties acknowledge that the University shall have the right to publish results. The University agrees, however, that during the term of this Agreement and for six (6) months thereafter, the Sponsor shall have forty-five (45) days to review and comment on any proposed publication. Should Sponsor believe that any part of such publication would constitute the disclosure of Confidential Information as defined in Paragraph six above or the disclosure of any Intellectual Property Right belonging to the Sponsor, or should Sponsor not wish to have its name associated with the publication, Sponsor will notify University in writing within such forty-five (45) day period and University shall remove any Sponsor Confidential Information, any Sponsor Intellectual Property Right or the name and/or reference to Sponsor from the publication, as applicable.

8. Intellectual Property Rights.

(a) “Intellectual Property Rights” shall mean intellectual property of whatever nature and kind, in any jurisdiction, whether tangible or intangible, registered or unregistered, including, without limitation, all trademarks including all goodwill associated therewith, domain names, logos, patents, trade secrets, industrial designs, copyrights and any documentation related to any of the foregoing, and any and all rights for the registration or legal protection of the foregoing.

(b) Sponsor shall own all rights, title and interest in all ideas, know-how, methods, techniques, formulas, data, manuals, inventions, designs, discoveries, processes, regulatory filings, approvals and/or information related or arising from to the Project (the “Project IP”) including all Intellectual Property Rights therein.

(c) The University hereby assigns, shall assign and shall cause all of its personnel including affiliates, subcontractors and any employee, independent contractor, professor, student or researcher engaged in the Project to assign all rights, title and interest in and to the Project IP including all Intellectual Property Rights therein whether existing now or in the future.

(d) The University hereby irrevocably waives, shall waive and shall cause all of its personnel including affiliates, subcontractors and any employee, independent contractor, professor, student or researcher engaged in the Project to waive in favour of Sponsor all moral rights (or any other similar rights) in and to the Project IP whether existing now or in the future.

(e) During and after the Term, upon the reasonable written request of Sponsor and Sponsor’s sole cost and expense, the University shall assist Sponsor and shall execute (and shall cause all of its personnel including affiliates, subcontractors and any employee, independent contractor, professor, student or researcher engaged in the Project to execute) all documents as reasonably requested by Sponsor as may be required to perfect or evidence Sponsor’s ownership in the Project IP and the Intellectual Property Rights.

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9. Equipment. Unless otherwise provided in the Scope of Work or in a writing signed by the parties, all equipment purchased with funds provided under this Agreement for use in connection with this Agreement shall be the property of the University, and shall be dedicated to providing services under this Agreement while this Agreement is in effect.

10. Liability; Insurance. Each party hereto agrees to be responsible for its own wrongful or negligent acts or omissions, or those of its officers, agents, or employees to the full extent allowed by law. Liability of the University is at all times herein strictly limited and controlled by the provisions of the Colorado government Immunity Act, C.R.S. §§ 24-10-101, et seq. as now or hereafter amended. Nothing in this Agreement shall be construed as a waiver of the protections of said Act. Each Party represents and warrants that it maintains comprehensive general liability insurance and all coverages required by law sufficient for the purpose of carrying out the duties and obligations arising under this Agreement. A party will furnish the other party a certificate evidencing such insurance upon written request.

11. Exclusive Warranty; Disclaimer. University warrants that all deliverables provided under this Agreement will be provided substantially in accordance with the Scope of Work and/or written protocol provided by Sponsor. University specifically warrants that it has the authority to cause all of its personnel including affiliates, subcontractors and any employee, independent contractor, professor, student or researcher engaged in the Project to assign to or waive in favor of Sponsor all Project IP and otherwise to abide by the terms of this Agreement, and has entered into no agreement to the contrary. Subject to the terms of this Agreement, all other warranties, express and implied, are hereby expressly disclaimed INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. University shall not be liable for any indirect, special, incidental, consequential or punitive loss or damage of any kind, including but not limited to lost profits (regardless of whether or not University knows or should know of the possibility of such loss or damages). The liability of either party under this Agreement shall not exceed the amount paid or payable to the University under this Agreement.

12. Use of Tradenames and Service Marks. Neither party obtains by this Agreement any right, title, or interest in, or any right to reproduce or to use for any purpose, the name, tradenames, trade- or service marks, or logos (the “Marks”), or the copyrights of the other party. Neither party will include the name of the other party or of any employee of that party in any advertising, sales promotion, or other publicity matter without the prior written approval of that other party. In the case of the University, prior written approval is required from the University Vice President for Research. In the case of the Sponsor, prior written approval is required from an authorized representative of the Sponsor. Notwithstanding the foregoing, Sponsor shall be allowed to use the University’s name, tradename, trade- or service mark, or logo in press releases announcing this agreement and discussing the research being conducted at the University.

13. Termination. Either party may terminate this Agreement, without cause, upon not less than sixty (60) days’ written notice, given in accordance with the Notice provisions of this Agreement. Termination of this Agreement shall not relieve a party from its obligations incurred prior to the termination date. Upon termination of this fixed price Agreement, the Sponsor will pay a pro rata share of the Agreement. This will be calculated by adding the start up costs plus the remaining amount of the budget divided by the number of days the Agreement was in force including the 60 days after the termination notice.

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14. Default. A party will be considered in default of its obligations under this Agreement if such party should fail to observe, to comply with, or to perform any term, condition, or covenant contained in this Agreement and such failure continues for thirty (30) days after the non-defaulting party gives the defaulting party written notice thereof. In the event of default, the non-defaulting party, upon written notice to the defaulting party, may terminate this Agreement as of the date specified in the notice, and may seek such other and further relief as may be provided by law. Notwithstanding the foregoing, in the event of a breach or threatened breach of paragraph 6 of this Agreement, the non-defaulting party may terminate the Agreement immediately without affording the defaulting party the opportunity to cure, and may seek an injunction or restraining order as required to prevent unauthorized disclosures of Confidential Information or Project IP or unauthorized use of its Marks, Project IP or copyrights.

15. Late Charges; Expenses. All amounts payable by Sponsor to University under this Agreement shall be paid to University without any setoff, deduction or counterclaim. Any amounts billed to Sponsor not paid within thirty (90) days of the due date thereof may be subject to a late charge of five percent (5%) of the amount billed. In the event any payment from Sponsor by check is returned by the financial institution on which it is drawn for any reason, a service charge of One Hundred Dollars ($100.00) shall be due and payable in addition to the late charge set forth above.

16. Notices. All notices and other correspondence related to this Agreement shall be in writing and shall be effective when delivered by: (i) certified mail with return receipt, (ii) hand delivery with signature or delivery receipt provided by a third party courier service (such as FedEx, UPS, etc.), (iii) fax transmission if verification of receipt is obtained, or (iv) email with return receipt, to the designated representative of the party as indicated below. A party may change its designated representative for notice purposes at any time by written notice to the other party. The initial representatives of the parties are as follows:

University:	Sponsor:

Sponsored Programs	BriaCell Therapeutics Corporation
408 University Services Center	820 Heinz Avenue
601 So. Howes Street	Berkeley, CA 94710
Colorado State University	Telephone 302-290-9017
Fort Collins, CO 80523-2002	E-mail Williams@BriaCell.com
Telephone: 970-491-0537
Lisa.anaya@colostate.edu

17. Legal Authority. Each party to this Agreement warrants that it possesses the legal authority to enter into this Agreement and that it has taken all actions required by its procedures, bylaws, and/or applicable law to exercise that authority, and to lawfully authorize its undersigned signatory to execute this Agreement and to bind it to its terms. The person(s) executing this agreement on behalf of a party warrant(s) that such person(s) have full authorization to execute this Agreement. This Agreement shall not be binding upon Colorado State University, its governing board or the State of Colorado unless signed by the University Vice-President for Research or his/her authorized delegate.

18. Entire Agreement; Changes and Amendments. This Agreement constitutes the entire agreement between the parties, and supersedes any previous contracts, understandings, or agreements of the parties, whether verbal or written, concerning the subject matter of this Agreement. No amendment to this Agreement shall be valid unless it is made in a writing signed by the authorized representatives of the parties.

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19. Governing Law, Jurisdiction and Venue. Each party agrees to comply with all applicable federal, state and local laws, codes, regulations, rules, and orders in the performance of this Agreement. Any claim arising under this Agreement shall be filed and tried in a court of competentjurisdiction.

20. Assignment. This Agreement shall not be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided however, such consent shall not be required in the case of a sale or transfer to a third party of all or substantially all of a Party’s business. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the parties.

21. Waiver and Severability. No waiver of any breach of any provision of this Agreement shall operate as a waiver of any other or subsequent breach thereof or of the provision itself, or of any other provision. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by the party waiving the same, with the signature on behalf of University being that of a vice president of University. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

22. Conflict of Interest. Except as set forth herein, Sponsor certifies that no officer, employee, student or agent of University has been employed, retained, or paid a fee, or has otherwise received or will receive during the term of this Agreement any personal compensation or consideration by or from Sponsor or any of Sponsor’s directors, officers, employees, or agents in connection with the obtaining, arranging, negotiation or conducting of this Agreement without advance, written notification to the University.

23. Headings. Paragraph headings are for reference and convenience only and shall not be determinative of the meaning or the interpretation of the language of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year written below.

The Board of Governors of the Colorado State University System, acting by and through Colorado State University:		BriaCell Therapeutics Corporation

By:		By:

Printed Name:	Lisa Anaya Esquibel	Printed Name:	William V. Williams, M.D.

Title:	Sr. Research Administrator	Title:	President and CEO

Date:	10/16/2017	Date:	2017 October 16

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Research Plan: Statement of Work

A. Hypothesis

The synthesis of numerous chimeric hybrids of two natural products, Staurosporine and Rottlerin, will be investigated with the objective of identifying compounds that have selectivity for inhibition of protein kinase C- delta (PKC-δ). The specific hypothesis to be further interrogated, is the concept that combining two domains of two naturally occurring PKC-δ inhibitors into a chimeric or hybrid structure, will retain biochemical and biological activity, and improving selectivity for the specific PKC-δ isozyme. This project is a collaborative effort between the Williams laboratory at CSU and that of Prof. Douglas V. Faller, M.D., of Boston University Medical Center. Very promising preliminary results have revealed that combining two distinct sectors of each natural product into a new chimeric or hybrid chemical structure, furnishes potent, and highly selective PKC-δ inhibitors with potential clinical utility. Most of the proposed budget will be used to support two post-docs in the Williams laboratory at CSU to prepare the new PKC-δ inhibitors with additional funds being utilized to obtain in vitro and in vivo biological testing data through Dr. Faller and an appropriate CRO. These synthetic small molecule inhibitors will then be sent to the Faller laboratory for in-depth biochemical, cellular and animal testing.

B. Specific Aims

Aim I. Targeted synthetic chemical modifications of current lead PKCδ inhibitors.

Aim II. Testing new PKCδ inhibitors for PKCδ-inhibitory activity and for PKCδ isozyme-specificity.

Aim III. Test new PKCδ inhibitors for targeted cytotoxic activity in diverse human pancreatic cancer cells

C. Background and Significance

Pancreatic adenocarcinoma affects approximately 10 per 100,000 persons annually in the United States, and is the fourth leading cause of cancer related-mortality,1-3 occurring in approximately 43,140 patients per year (2010), with 36,800 patients expected to die in the US from the disease. Pancreatic cancer is generally diagnosed in advanced stages, with a 5-year survival rate of 1.3-3%.4 It is known that 30% of all human cancers have a RAS allele activated by mutation. At least 93% of pancreatic cancers have the identical position 12-activating mutation in the K-RAS gene. We previously discovered that over-activity of RAS signaling sensitizes tumor cells to apoptosis when PKCδ activity is suppressed, and this effect can be exploited as a targeted cancer therapeutic. We have demonstrated that mutated, constitutively-activated RAS is lethal to the cell unless a survival pathway, also driven by Ras, is active.5-14 Over-activity of RAS signaling sensitizes tumor cells to apoptosis when PKCδ activity is suppressed. We have shown that this cancer-specific susceptibility can be exploited as a targeted cancer therapeutic.15 Importantly, PKCδ inhibition is not toxic to cells with normal levels of RAS activity. Unlike the classical PKC isozymes, PKCδ is not required for the survival of normal cells, and its inhibition or down-regulation in normal cells and organisms has no adverse effects.5-8 Inhibition of PKCδ by a variety of means in human and murine cells containing a mutated, activated RAS allelle, however, initiates rapid and profound apoptosis.5 This molecular approach, targeting tumor cells containing a mutated oncogenic protein (and sparing normal cells), by altering a second protein or its activity required for survival of the tumor (“non-oncogene addiction”) is now sometimes termed “synthetic lethality.”

While activation of Ras itself renders tumor cells absolutely dependent upon PKCδ activity, aberrant activation of Ras effector pathways such as the Raf/Mek pathway causes the same sensitization. Up to 70% of melanomas have activating mutations of Raf. We have shown that Raf mutant melanoma cells are dependent upon PKCδ for survival and our inhibitors are extremely cytotoxic to these cells. Very recently, a Raf inhibitor has been approved for the treatment of Raf-mutant melanomas. While demonstrating unprecedented activity against these tumors, resistance and relapse invariably occurs within 6-8 months. These resistant tumors have developed activating mutations in N-Ras. Consequently, these Raf-inhibitor resistant tumors are also fully susceptible to PKCδ inhibitors; herein lies the unique opportunity for the clinical development of our inhibitors.

In this proposal, we will refine our lead PKCδ-inhibitors by generating additional specific analogs of the rottlerin-staurosporine hybrid lead inhibitor we have designed, synthesized and tested, and use in vitro studies to select the “optimal” candidate drug for inducing RAS-mediated apoptosis in pancreatic carcinoma. In future work, we will then move this compound forward into formal preclinical studies.

D. Preliminary Studies/Evidence of Multidisciplinary Approach:

Because much of the background work relevant to this proposal is published or in press, and because of space limitations, we have limited the review of our already-published data. This is a collaborative study between the Williams laboratory at CSU, which is performing all of the synthetic work on the new PKCδ inhibitors and Prof. Douglas V. Faller’s laboratory at Boston University Medical Center, that is performing all of the biochemical, cellular, pre-clinical animal studies and clinical studies.

Summary of Prior Published Work – The Faller laboratory has previously shown conclusively that:

●	PKCδ inhibition, by a variety of independent means, induces apoptosis in multiple cell types containing an activated RAS protein, including primary human cancer cells.
●	Ras activity is both necessary and sufficient for this apoptotic effect.
●	Tumor cells with oncogenic mutations in RAS, or certain RAS effector pathways, are susceptible to apoptosis induced by PKCδ inhibition, both in vitro and in animal models. Human tumor cells sensitive to PKCδ inhibition include melanomas, pancreatic, lung, prostate, triple-negative breast, ovarian carcinomas and neuroendocrine tumors with aberrant Ras signaling, and pancreatic, prostate, and breast cancer stem cells.
●	We have validated that the specific drug-target/PKC isozyme required for tumor survival is PKCδ.
●	We have also extensively defined the molecular mechanisms involved in this process.
This background work has been extensively published and documented.6-10,12-15,15-17 The synthesis of KAM1, which constitutes the basis upon which additional analogs will be prepared, is shown in Scheme 2.

E. Research Design and Methods

Aim I. Targeted Chemical Modifications of Current Lead PKCδ Inhibitor

With our genetic validation that PKCδ is the specific target molecule for tumor cell survival, we have been able to generate a pharmacophore model using a prototype chimeric structure based on a known PKCδ-specific inhibitor (the natural product rottlerin) and a more general class of protein kinase C inhibitors (the natural product staurosporine), and incorporating protein structural data for “novel” class PKCs. Lead Compound I (rottlerin) was identified as an excellent candidate for further modification because of its in vivo safety and isozyme selectivity. The rationale for such modifications is to improve PKCδ-selectivity and potency. Therefore, we will focus this proposal on developing synthetic analogs of rottlerin with superior properties (as defined below) and in future studies move the optimal new analog forward into formal preclinical development. We have already designed and synthesized a set of analogs based on this strategy. In this 2nd generation of PKCδ inhibitors, the “head” group (A) has been made to resemble that of staurosporine, a potent general PKC inhibitor, and other bisindoyl maleimide kinase inhibitors, with domains B (cinnamate side chain) and C (benzopyran) conserved from the rottlerin scaffold to preserve isozyme specificity (Scheme 1). The first such chimeric molecule, KAM1 (Scheme 2),15 was indeed very active, like staurosporine, but is also PKCδ-specific, showing potent activity against Ras-mutant human cancer cells in culture and in vivo animal models (Fig. 1).15 On the basis of SAR analyses of KAM1, we have now generated thirty-six new 3rd generation analogs and tested each of these compounds for biochemical and cellular activity. The synthetic chemistry platform that was used to prepare KAM1, was readily modified to synthesize these thirty-six additional analogs. We have quantitated the PKCδ-inhibitory activity and isozyme-specificity of this 3rd generation in vitro, then carried out comparative testing on pancreatic cancer cell lines. A number of these 3rd generation analogs demonstrate significant increases in potency and isozyme specificity over rottlerin (1st gen) and KAM1 (2nd gen). For example, one such new compound (B106) is much more potent than rottlerin. B106 has a PKCδ IC50 in the range of 0.05 μM (Table 1, entry 3) compared to 3 μM for rottlerin (Table 1, entry 1), is 1000-fold more inhibitory against PKCδ than PKCα in vitro, and produces cytotoxic activity against RAS-mutant cells at nM concentrations. Specificity for PKCδ over “classical” PKC isoforms, like PKCα is important. Inhibition of PKCα is generally toxic to all cells, normal and malignant, and would render our agent non-“tumor-targeted.” We are therefore seeking to maximize PKCδ isozyme-specificity for the inhibitors to retain the tumor-targeted cytotoxic properties. We will eventually test selected inhibitors against an entire panel of PKC isozymes.

B106 produces substantial cytotoxicity against RAS-mutant pancreatic and melanoma tumor lines (Fig. 2) at concentrations 8-16 times lower than rottlerin (Table 1). Because we have published the cytotoxic activity of PKCδ-inhibitors against pancreatic adenocarcinoma and neuroendocrine cancers, we are using the preliminary data here to show activity at additional types of human tumors with RAS activation.

Synthetic strategy and approach: A major goal of this next generation synthesis will be to increase the drug-like properties of the drug candidate molecules, as the 3rd generation molecules have not yet been optimized for drug-like properties (e.g., improved water solubility; stability; ease of formulation; oral-bioavailability and favorable toxicity profile). We will start by simply adding polar groups to the B106 scaffold, which is thus far the most promising analog. Thus, as shown in Scheme 3, R1 and R2, which are hydroxyl groups in rottlerin and are hydrogen atoms in B106, will be sequentially substituted with OH groups which should improve water solubility. In addition, we plan to perform an isosteric replacement of the aromatic CH groups (8, X and Z) with basic nitrogen atoms which will be protonated at physiological pH providing for additional water solubility and perhaps improved potency. Based on the biological activity of these 4th generation of analogs, our SAR will be further guided by these outcomes. In addition, we plan to make the cap group from the staurosporine scaffold, more similar to the natural staurosporine structure with the ultimate goal of preparing the initial chimeric analog series depicted in Scheme 1. Space does not permit a detailed description of the synthetic plan but it can be said that these new 4th generation analogs do not pose a significant synthetic challenge and are well within the expertise of the Williams laboratory and should be amenable to the basic synthetic chemistry platform that was developed to make KAM1 (Scheme 2).

Aim II. Testing New PKCδ Inhibitors for PKCδ Inhibitory Activity and for PKCδ Specificity. To verify the PKCδ inhibitory activity and isozyme-specificity of the next generation analogs in vitro, we will utilize fluorogenic FRET detection (Z-lyte) technology, recombinant PKC isozymes, and peptide substrates, in a robust and validated assay to screen the PKCδ inhibitors we synthesize.

Aim III. Test THESE NEW PKCδ INHIBITORS IN Human Pancreatic Cancer Cells FOR Induction OF Apoptosis: III.A. Testing human pancreatic cancer cell lines for sensitivity to PKCδ inhibition. We will test up to six human pancreatic cancer lines with known activating mutations in K-Ras and representing varying degrees of differentiation19 (Capan-1 & Capan-2 [well-differentiated]; Hs770T, Colo357 & AsPC-1 [moderately-differentiated]; Panc-1 & Mia-Paca-2 [poorly-differentiated], compared with pancreatic tumor cell lines containing wild-type K-Ras (e.g., BxPC-3) and primary pancreatic epithelial cells. These comparisons will document the Ras-targeted nature of the therapeutic approach.

- Use siRNA to suppress PKCδ (to validate the specificity of PKCδ as a target in these different tumors)

- Use next generation small-molecule PKCδ inhibitors, developed from molecular pharmacophore modeling, as potential therapeutic agents. The most potent and PKCδ isozyme-selective compound(s) will be selected for in vivo testing.

Assays to be employed: Cell proliferation assay – MTT; DNA profile analysis – PI/flow cytometric analysis; Cell apoptosis assay - (TUNEL) assay.

III.B. Algorithm employed for in vitro Testing of Analogs: Analogs and parent compounds will first be tested and compared for PKCδ-specificity (ratios of PKCδ/PKCα, and of PKCδ/PKA inhibitory activities). We hypothesize that these ratios will be important for prediction of Ras-specific cytotoxicity, because inhibition of PKCα non-specifically promotes apoptosis in a wide variety of cell types, but in a Ras-independent fashion.5 Similarly, “off-target” inhibition of PKA might also lead to non-specific cytotoxicity and/or side effects in animals.

Potency of PKCδ Inhibition. The potency of PKCδ inhibitory activity will also be compared, by comparison of IC50 values. It is generally assumed in the pharmaceutical industry that higher potency will result in fewer off-target activities and fewer side effects. In addition, where complexity of synthesis is an issue, higher potency would lead to lower cost of materials.

In addition to testing the new PKCδ-inhibitory compounds for lack of toxicity on “normal” human cells, we will also assay for any potential toxicity on primary human cell lines, including human primary hematopoietic progenitor cultures, to demonstrate lack of bone marrow toxicity. This project with respect to the C2D2 funding request, will be chemistry-focused to enable the Williams laboratory to optimize our lead PKCδ inhibitors as candidates for clinical development for use in human medicine. This support should also enable additional IP to be generated around this novel class of small molecule drugs.

H. Literature Cited

1.	Warshaw AL, Gu ZY, Wittenberg J, & Waltman AC. Preoperative staging and assessment of resectability of pancreatic cancer. Arch. Surg. 125:230-3 (1990).
2.	Wargo JA & Warshaw AL. Surgical approach to pancreatic exocrine neoplasms. Minerva Chir. 60:445-68 (2005).
3.	Statistical Abstract of the United States: 2007. 126 th Edition (2007). Washington, DC, US Census Bureau.
4.	Yeo CJ, Cameron JL, Lillemoe KD, Sitzmann JV et al. Pancreaticoduodenectomy for cancer of the head of the pancreas. 201 patients. Ann. Surg. 221:721-31 (1995).
5.	Xia S, Forman LW, & Faller DV. Protein Kinase C is required for survival of cells expressing activated p21RAS. J. Biol. Chem. 282:13199-210 (2007). PMID: 17350960
6.	Xia S, Chen Z, Forman LW, & Faller DV. PKC survival signaling in cells containing an activated p21Ras protein requires PDK1. Cell Signal. 21:502-8 (2009). PMID: 19146951
7.	Liou JS, Chen CY, Chen JS, & Faller DV. Oncogenic Ras mediates apoptosis in response to protein kinase C inhibition through the generation of reactive oxygen species. J. Biol. Chem. 275:39001-11 (2000). PMID: 10967125
8.	Liou JS, Chen J-C, & Faller DV. Characterization of p21Ras-mediated apoptosis induced by Protein Kinase C inhibition and application to human tumor cell lines. J. Cell Physiol. 198:277-94 (2004). PMID: 14603530
9.	Chen CY & Faller DV. Direction of p21(ras)-generated signals towards cell growth or apoptosis is determined by protein kinase C and Bcl-2. Oncogene 11:1487-98 (1995).
10.	Chen CY & Faller DV. Phosphorylation of Bcl-2 protein and association with p21(Ras) in Ras-induced apoptosis. J. Biol. Chem. 271:2376-9 (1996).
11.	Chen CY, Forman LW, & Faller DV. Calcium-dependent immediate-early gene induction in lymphocytes is negatively regulated by p21(Ha-ras). Mol. Cell Biol. 16:6582-92 (1996).
12.	Chen CY, Liou J, Forman LW, & Faller DV. Differential regulation of discrete apoptotic pathways by Ras. J. Biol. Chem. 273:16700-9 (1998).
13.	Chen CY, Liou J, Forman LW, & Faller DV. Correlation of genetic instability and apoptosis in the presence of oncogenic Ki-Ras. Cell Death. Differentiation. 5:984-95 (1998).
14.	Chen CY, Juo P, Liou J, Yu Q et al. Activation of FADD and Caspase 8 in Ras-mediated apoptosis. Cell Growth Differ. 12:297-306 (2001). PMID: 11432804
15.	Chen Z, Forman LW, Miller KA, English B, Takashima, A, Bohacek, R, Williams, RM, Faller DV. The proliferation and survival of human neuroendocrine tumors is dependent upon protein kinase C-delta. Endocr. Relat. Cancer 18:759-71 (2011).
16.	Chen CY & Faller DV. Selective inhibition of protein kinase C isozymes by Fas ligation. J. Biol. Chem. 274:15320-8 (1999).
17.	Denis GV, Yu Q, Deeds PH, Faller DV et al. Bcl-2, via its BH4 domain, blocks apoptotic signaling mediated by mitochondrial ras. J. Biol. Chem. 278:5775-85 (2003). PMID: 12477721
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